News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana  47807   (812) 238-6000

For more information contact:
October 27, 2009	Michael A. Carty at (812) 238-6264

3rd Quarter Profits for First Financial Corporation Released

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced third quarter net income of $7.72 million compared to $3.50 million in the third quarter 2008. For the first three quarters of the year, net income was $16.87 million versus $17.6 million a year earlier.  Results for the third quarter include the results of the acquisition of the First National Bank of Danville, Illinois from the Federal Deposit Insurance Corporation.

Earnings per share for the third quarter of 2009 increased to $0.59 compared to $0.27 per share for the three months ended September 30, 2008. Third quarter earnings per share included approximately $.25 related to the acquisition of the bank in Danville.

Net interest income increased 8.4% to $22.9 million over the $21.1 million reported for the third quarter of 2008. The corporation’s quarterly provision for loan and lease losses increased by $1.48 million over the previous year as non-performing loan balances have increased compared to last year.  Classified credits remained at nearly the same level as the prior quarter and net charge offs for the period were the lowest of the year.

Non-interest income increased to $10.3 million for the current quarter from $1.4 million for the three months ended September 30, 2008, due in part to a gain recognized from the Danville acquisition in the amount of $5.4 million. Third quarter non-interest income for 2008 was reduced by the write down of securities deemed to be other than temporarily impaired.  Non-interest expense was $18.5 million for the third quarter of 2009 compared to $16.5 for the same period of 2008 and included $1.2 million of expenses related to the Danville acquisition.

Total loans at September 30, 2009 were $1.64 billion compared to $1.49 billion at September 30, 2008, a 10.0% increase. $77 million of this $149 million increase is attributable to the loans acquired by purchase from the FDIC. Total deposits at September 30, 2009 were $1.73 billion compared to $1.53 billion at September 30, 2008.  $146 million of this growth was purchased as well from the FDIC in the acquisition of assets and liabilities of the bank in Danville. Shareholder’s equity increased 10.6% to $309 million and the book value per share rose to $23.58 per share compared to $21.35 at September 30, 2008.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.first-online.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

First Financial Corporation
For the Quarter Ending September 30, 2009
(Dollar amounts in thousands except per share data)

	09/30/09	09/30/08	Change	% Change
Year to Date Information:
Net Income	$16,870	$17,595	$(725)	-4.12%
Earnings Per Average Share	$1.29	$1.34	$(0.05)	-3.73%
Return on Assets	0.95%	1.03%	-0.08%	-7.77%
Return on Equity	7.53%	8.11%	-0.58%	-7.15%
Net Interest Margin	4.11%	4.02%	0.09%	2.24%
Net Interest Income	$63,906	$60,020	$3,886	6.47%
Non-Interest Income	$21,174	$17,730	$3,444	19.42%
Non-Interest Expense	$53,210	$49,157	$4,053	8.25%
Loss Provision	$9,380	$5,875	$3,505	59.66%
Net Charge Offs	$6,832	$5,386	$1,446	26.85%
Efficiency Ratio	59.66%	60.68%	-1.02%	-1.68%

Quarter to Date Information:
Net Income	$7,719	$3,502	$4,217	120.42%
Earnings Per Average Share	$0.59	$0.27	$0.32	118.52%
Return on Assets	1.26%	0.61%	0.65%	106.56%
Return on Equity	10.25%	4.94%	5.31%	107.49%
Net Interest Margin	4.29%	4.20%	0.09%	2.14%
Net Interest Income	$22,867	$21,104	$1,763	8.35%
Non-Interest Income	$10,299	$1,440	$8,859	615.21%
Non-Interest Expense	$18,511	$16,503	$2,008	12.17%
Loan Loss Provision	$3,690	$2,215	$1,475	66.59%
Net Charge Offs	$1,899	$1,928	$(29)	-1.50%
Efficiency Ratio	53.55%	69.70%	-16.15%	-23.17%

Balance Sheet:
Assets	$2,500,913	$2,305,735	$195,178	8.46%
Deposits	$1,727,686	$1,529,212	$198,474	12.98%
Loans	$1,639,916	$1,490,763	$149,153	10.01%
Shareholders' Equity	$309,223	$279,655	$29,568	10.57%
Book Value Per Share	$23.58	$21.35	$2.23	10.43%
Average Assets	2,357,478	2,277,023	$80,455	3.53%

Asset Quality:
Loans Past Due 90 Days or More and Still Accruing	$7,809	$3,326	$4,483	134.79%
Non-Accrual Loans	$37,918	$12,147	$25,771	212.16%
Other Real Estate Owned	$5,131	$3,469	$1,662	47.91%
Total Nonperforming Assets	50,858	18,942	$31,916	168.49%